Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-200593) pertaining to the BioGenerics, Inc. 2010 Equity Incentive Plan, as amended, the Coherus BioSciences, Inc. 2014 Equity Incentive Award Plan, and the Coherus BioSciences, Inc. 2014 Employee Stock Purchase Plan of Coherus BioSciences, Inc. of our report dated March 23, 2015, with respect to the consolidated financial statements of Coherus BioSciences, Inc.,  included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ERNST & YOUNG LLP

Redwood City, California

March 23, 2015